Exhibit 99.1

Ionetix Corporation

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2025 and 2024

Ionetix Corporation

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Ionetix Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Ionetix Corporation (the Company) as of December 31, 2025 and 2024, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flow for the years ended December 31, 2025 and 2024, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years ended December 31, 2025 and 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company suffered a net loss from operations and used cash in operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Ionetix Corporation

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Capital Stock and Other Equity Accounts

As discussed in Notes 11 - 14 to the consolidated financial statements, the Company had complex financing transactions due to the issuance of multiple series of preferred stock during the year, attached dividends and warrants, and differing terms on each class of stock, resulting in multiple placements of the different series throughout the balance sheet.

Auditing management’s evaluation of these transactions can be complex due to the unusual nature of these transactions.

To evaluate the appropriateness of the instrument’s classification, we examined and evaluated the agreements along with management’s evaluation of the key terms and management’s disclosure of the transactions. Additionally, we have evaluated the accounting literature and conclusions reached by management and tested the significant inputs to the various valuation models.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2026.

The Woodlands, TX

February 27, 2026 except for footnote 8, for which the date is March 24, 2026

Ionetix Corporation

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31
	2025	2024
Assets
Current assets
Cash and cash equivalents	$279	$5,173
Accounts receivable, net	1,253	2,705
Loan receivable, net	—	1,584
Inventory, net	293	544
Prepaid expenses and other current assets	570	787
Total current assets	2,395	10,793
Inventory, non-current	3,096	3,676
Property and equipment, net	27,214	22,219
Leases right-of-use assets	1,431	1,091
Restricted cash, non-current	141	151
Other non-current assets	707	1,645
Total assets	$34,984	$39,575
Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities
Accounts payable	$6,773	$1,246
Accrued expenses and other current liabilities	1,990	3,570
Short-term debt	5,753	5,457
Short-term operating lease liabilities	440	352
Total current liabilities	14,956	10,625
Long-term liabilities
SAFE liability	4,086	45,362
Convertible notes	—	19,432
Operating lease liabilities, non-current	993	735
Other non-current liabilities	2,601	2,203
Total long-term liabilities	7,680	67,732
Total liabilities	$22,636	$78,357
Commitments and contingencies (Note 11)
Redeemable convertible preferred stock, $0.0001 par value;
Authorized shares: 157,039,424 and 138,700,810 shares as of December 31, 2025 and 2024, respectively. Issued and outstanding shares: 145,182,811 and 100,608,468 shares as of December 31, 2025 and 2024, respectively. Aggregate liquidation preference of $167,038 and $104,634 as of December 31, 2025 and 2024, respectively.	191,199	104,634
Stockholders’ deficit
Common stock, $0.0001 par value;
Authorized shares: 219,481,484 and 201,142,870 shares as of December 31, 2025 and 2024, respectively. Issued and outstanding shares: 26,163,296 and 24,788,845 shares as of December 31, 2025 and 2024, respectively.	3	2
Additional paid-in capital	7,709	3,474
Accumulated deficit	(186,563)	(146,892)
Total stockholders’ deficit	(178,851)	(143,416)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$34,984	$39,575

The accompanying notes are an integral part of these consolidated financial statements

Ionetix Corporation

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Year ended December 31,
	2025	2024
Revenue	$6,012	$3,585
Operating expenses
Cost of revenue	6,160	4,709
Selling, general and administrative	14,540	12,943
Research and development	5,129	4,351
Total operating expenses	25,829	22,003
Loss from operations	(19,817)	(18,418)
Interest expense, net	(3,254)	(2,235)
Other expense, net	(16,594)	(9,409)
Loss before provision from income taxes	(39,665)	(30,062)
Provision for income taxes	6	2
Net loss	$(39,671)	$(30,064)
Weighted-average shares used in computing net loss per share attributable to common stockholders	25,623,837	24,785,935
Net loss per share attributable to common stockholders basic and diluted	$(1.55)	$(1.21)

The accompanying notes are an integral part of these consolidated financial statements

Ionetix Corporation

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share data)

	Redeemable Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Par Value	Capital	Deficit	Deficit
Balance December 31, 2023	100,608,468	$104,634	24,522,046	$2	$2,838	$(116,828)	$(113,988)
Net Loss	—	—	—	—	—	(30,064)	(30,064)
Exercise of stock options	—	—	266,799	—	47	—	47
Issuance of common stock warrants	—	—	—	—	76	—	76
Stock-based compensation	—	—	—	—	513	—	513
Balance December 31, 2024	100,608,468	104,634	24,788,845	2	3,474	(146,892)	(143,416)
Net Loss	—	—	—	—	—	(39,671)	(39,671)
Exercise of preferred stock warrant for Series F redeemable convertible preferred stock	110,000	304	—	—	—	—	—
Conversion of convertible notes to Series F redeemable convertible preferred stock	16,211,980	31,471	—	—	—	—	—
Conversion of SAFE to Series F redeemable convertible preferred stock	28,242,363	54,790	—	—	—	—	—
Exercise of stock options	—	—	624,451	—	130	—	130
Issuance of common stock warrants	—	—	—	—	3,545	—	3,545
Exercise of common stock warrants	—	—	750,000	1	7	—	8
Stock-based compensation	—	—	—	—	553	—	553
Balance December 31, 2025	145,182,811	$191,199	26,163,296	$3	$7,709	$(186,563)	$(178,851)

The accompanying notes are an integral part of these consolidated financial statements

Ionetix Corporation

Consolidated Statements of Cash Flow

(In thousands)

	Year ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(39,671)	$(30,064)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	3,589	2,519
Amortization of operating right-of-use assets	476	584
Stock-based compensation	553	513
Amortization of debt discount and issuance costs	625	495
Provision for credit losses	3,839	—
Provision for inventory reserve	286	339
Change in fair value of SAFE liability	328	9,376
Change in fair value of derivative liability	(2,842)	(31)
Loss on extinguishment of debt	16,040	—
Non-cash loss on issuance of SAFEs and common stock warrants	3,061	—
Other	12	(67)
Changes in operating assets and liabilities:
Accounts receivable, net	(677)	(832)
Inventory, net	664	(364)
Prepaid expenses and other assets	(488)	(983)
Accounts payable	1,341	(103)
Accrued expenses and other liabilities	1,986	1,348
Operating lease liabilities	(471)	(572)
Net cash used in operating activities:	(11,349)	(17,842)
Cash flows from investing activities:
Purchases of property and equipment	(3,025)	(3,239)
Net cash used in investing activities	(3,025)	(3,239)
Cash flows from financing activities:
Proceeds from issuance of SAFEs	8,293	16,250
Proceeds from exercise of stock options	130	47
Proceeds from exercise of common stock warrants	8	—
Proceeds from convertible notes, net of issuance costs	—	9,357
Proceeds from related party promissory note	440	—
Proceeds from related party advances	2,239	1,725
Repayment of related party advances	(1,770)	(1,725)
Payments on debt financing	(26)	(38)
Proceeds from exercise of preferred stock warrant	154	—
Net cash provided by financing activities	9,468	25,616
Net increase (decrease) in cash, cash equivalents and restricted cash	(4,906)	4,535
Cash, cash equivalents and restricted cash, beginning of period	5,338	803
Cash, cash equivalents and restricted cash, end of period	$432	$5,338
Components of cash, cash equivalent, and restricted cash
Cash and cash equivalents	279	5,173
Restricted cash in prepaid expenses and other current assets	12	14
Restricted cash, non-current	141	151
Total cash, cash equivalents, and restricted cash	432	5,338
Supplemental cash flow disclosure:
Cash paid for income taxes	$49	$2
Cash paid for interest	$615	$1,226
Non-cash investing and financing activities:
Property and equipment included in accounts payable	$4,541	$355
Issuance of preferred stock upon conversion of SAFEs	$54,790	$—
Issuance of preferred stock upon conversion of convertible notes	$31,471	$—
Issuance of common stock warrants	$3,545	$76
Conversion of related party advances to SAFE liability	$469	$—
Conversion of accrued interest on 2023 Term Loan into SAFE liability	$352	$—
Transfer of inventory to property and equipment	$111	$162
Asset retirement obligations incurred and capitalized	$67	$264
Transfer of prepaid deposit to property and equipment	$1,242	$—

The accompanying notes are an integral part of these consolidated financial statements

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

1.	Description of Business

Organization and Business

Ionetix Corporation (the “Company” or “Ionetix”) is a cyclotron technology platform company providing full-service radioisotope production and end-to-end radiopharmaceutical manufacturing solutions. With its proprietary compact superconducting cyclotron technology, the Company manufactures short-lived diagnostic radioisotopes used in positron emission tomography imaging. The Company also manufactures therapeutic radioisotopes for targeted alpha therapy (“TAT”), an emerging cancer therapy utilizing alpha radionuclides. TAT delivers high-energy alpha particles to cancer cells and the tumor microenvironment to treat cancer while preserving healthy tissue.

The Company was incorporated in the state of Delaware on December 28, 2009, and maintains its principal office in Lansing, Michigan.

Liquidity

The Company has incurred net losses from operations since inception, including $39.7 million and $30.1 million for the years ended December 31, 2025, and 2024, respectively, and has an accumulated deficit of $186.6 million as of December 31, 2025. The Company has $432 in cash, cash equivalents and restricted cash as of December 31, 2025. The Company expects to incur additional losses and negative cash flows for the foreseeable future as the Company continues to invest in research and development, manufacturing, sales and marketing efforts and site deployment activities to continue to grow its business.

The Company expects to fund its projected operating requirements through a combination of existing cash and cash equivalents, anticipated revenues from its products and services, and proceeds from ongoing financing activities, including private equity financings, strategic collaborations, and credit or other debt facilities.

If the Company does not perform in line with its 2026 operating plan, its capital resources may be depleted more rapidly than anticipated, which could require it to obtain additional financing sooner than expected. The Company is actively pursuing additional funding; however, there can be no assurance that such financing will be available on a timely basis, on favorable terms, or at all. If additional capital is not secured, the Company may be required to delay, reduce, or discontinue certain sales and marketing initiatives, research and development activities, or other operations, and may postpone product deployment in order to conserve resources and sustain its operations.

To the extent the Company raises additional capital through the issuance of equity or debt securities, existing shareholders may experience dilution, and any such securities may have rights senior to those of current stockholders or contain restrictive covenants that limit the Company’s operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date of issuance of the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”), and include the accounts of the Company and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Reclassification

Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications had no impact on total operating expenses, net loss, or cash flows as previously reported.

Segment Reporting

The Company operates as a single operating and reportable segment. The Company’s Chief Operating Decision Maker (“CODM”) is its Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of financial performance review and allocation of resources. Net loss is the primary measure of segment profit or loss that the CODM reviews when assessing consolidated performance. Revenue from customers and significant segment expenses are presented in the Company’s consolidated statements of operations. The CODM does not evaluate segment performance using balance sheet information. Substantially all of the Company’s long-lived assets and revenue are concentrated in the United States.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the amounts reported and disclosed in the Company’s consolidated financial statements and accompanying notes. The Company regularly evaluates estimates and assumptions including, but not limited to determination of allowance for credit losses, valuation of inventory, valuation and estimated useful life long-lived assets, valuation of SAFE liability, valuation of derivative liability, valuation of common stock and preferred stock warrants, valuation of common stock, stock-based compensation, the incremental borrowing rate applied to leases, and income tax related estimates. Actual results could differ materially from those estimates.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. Cash and cash equivalents consist primarily of deposits held with financial institutions.

Restricted cash consists of (i) a certificate of deposit pledged as collateral under certain contractual arrangements, which is classified as long-term restricted cash, and (ii) funds subject to regulatory restrictions administered by the Office of Foreign Assets Control (“OFAC”), which are classified as short-term restricted cash based on the expected duration of the restriction. Short-term restricted cash is included in prepaid and other current assets on the consolidated balance sheets.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, restricted cash, accounts receivable and a loan receivable. The Company maintains cash and cash equivalents with high-quality financial institutions. For accounts receivable and loan receivable, the Company is exposed to credit risk in the event of nonpayment by customers up to the amounts recorded on the consolidated balance sheets. The Company manages its credit risk through ongoing credit evaluation of its customers’ financial conditions. The Company generally does not require collateral from its customers. Information regarding revenue and customer concentration is presented below under “Significant Customers.”

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Significant Customers

The following table summarizes customers that accounted for 10% or more of revenue or accounts receivable:

	Revenue		Accounts Receivable
	For the year ended December 31,		As of December 31,
	2025	2024	2025	2024
Customer A	29%	*	*	*
Customer B	22%	29%	20%	*
Customer C	13%	16%	18%	*
Customer D	13%	16%	11%	*
Customer E	22%	37%	49%	87%

*	Represents less than 10%

Accounts Receivable, Net

Accounts receivable are recorded at the invoiced amount and are presented net of an allowance for credit losses. The Company maintains an allowance for expected credit losses to reflect amounts not expected to be collected.

The allowance is estimated using historical collection experience, the aging of receivables, customer-specific information, current economic conditions, and management’s expectations regarding collectability. Receivables that exhibit specific credit risk characteristics are evaluated individually, while other receivables are evaluated collectively when they share similar risk characteristics. Changes in the allowance for credit losses are recognized in operating expenses. Accounts are written off when management determines that no reasonable expectation of recovery exists.

As of December 31, 2024, accounts receivable totaled $2.7 million and no allowance for credit losses was recorded, as management did not identify customer-specific credit deterioration or other indicators requiring a reserve at that time.

As of December 31, 2025, accounts receivable totaled $3.4 million and the Company recorded an allowance for credit losses of $2.1 million, resulting in net accounts receivable of $1.3 million. The allowance recorded during 2025 primarily relates to specific customers that were evaluated individually due to credit deterioration and updated expectations regarding collectability.

Loan Receivable, Net

In September 2022, the Company entered into a secured loan agreement with a significant customer, which also had outstanding trade receivable balances that were evaluated separately for collectability. The agreement provided for borrowings up to an aggregate principal amount of $2.0 million. The loan bore interest at a rate of 2.88% per annum and matured in September 2025. If an event of default shall occur, the outstanding amount shall bear an additional interest at a rate of 5% per annum.

As of December 31, 2024, the outstanding principal balance of the loan receivable was $1.6 million. Accrued interest receivable of $48 was recorded separately within prepaid expenses and other current assets in the consolidated balance sheets.

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

The loan matured in September 2025 and was not repaid. The borrower’s failure to remit payment upon maturity was considered an indicator of credit deterioration during 2025. Based on management’s evaluation of the collectability including consideration of the underlying collateral and the borrower’s financial condition, the Company recorded an allowance for credit losses during the year ended December 31, 2025 equal to the full remaining balance of the loan and related accrued interest receivable of $1.7 million. The Company continues to pursue available legal remedies and enforcement of its contractual rights.

Inventory, Net

Inventories are stated at the lower of cost or net realizable value using the first-in, first-out. Inventory is written down based on regular reviews of inventory quantities on hand, historical usage, and anticipated future product demand.

The Company’s business model is continuing to evolve toward use of its cyclotron systems in Company owned diagnostic drug production sites. Because of this evolution, a significant portion of the inventory is expected to be capitalized into property and equipment as the cyclotron systems are completed. Accordingly, as of December 31, 2025 and 2024, the Company classified $3.1 million and $3.7 million of inventory as non-current in the consolidated balance sheets, respectively. Inventory classified as current in the consolidated balance sheets is expected to be sold or used in the subsequent fiscal year.

Property and Equipment, Net

Property and equipment are stated at cost, less accumulated depreciation and amortization. Maintenance and repairs are charged to expense as incurred, and leasehold improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the consolidated balance sheets and any resulting gain or loss is reflected in the consolidated statements of operations in the period realized.

Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets in accordance with the following table:

Fixed asset category	Estimated useful life
Computer equipment	3 years
Computer software	3 – 5 years
Production and laboratory equipment	5 years
Specialized Technical Equipment	20 years
Cyclotron systems	20 years
Leasehold improvements	Shorter of the useful life of the leasehold improvement or the remaining term of the lease

Leases

The Company determines if an arrangement is a lease, or contains a lease, at inception. The Company recognizes on its consolidated balance sheets operating lease liabilities representing the present value of future lease payments and an associated operating lease right-of-use (“ROU”) asset for any operating lease with a term greater than one year. Short-term leases with an initial term of 12 months or less are not recorded on the consolidated balance sheets and are recognized on a straight-line basis over the lease term. As the Company leases do not provide an implicit rate, the Company generally uses an incremental borrowing rate based on the estimated rate of interest for collateralized borrowings over a term similar to the lease arrangement. When determining the lease term, the Company considers renewal options that it is reasonably certain to exercise and termination options that the Company is reasonably certain not to exercise, in addition to the non-cancellable period of the lease. Significant judgement is required in determining the incremental collateralized borrowing rate. Lease expense is recognized on a straight-line basis over the lease term.

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Asset Retirement Obligation

The Company recognizes asset retirement obligations (“AROs”) for legal obligations associated with the retirement of tangible long-lived assets when the obligation is incurred and the amount can be reasonably estimated. The liability is initially recorded at fair value, with a corresponding increase to the carrying amount of the related asset. The capitalized cost is depreciated over the asset’s useful life.

The ARO liability is subsequently accreted to reflect the passage of time, with accretion expense recognized in operating expenses. The Company reviews its AROs each reporting period for changes in estimated cash flows or timing of settlement and adjusts the liability and related asset accordingly. Upon settlement, any difference between the recorded liability and the actual costs incurred is recognized in the consolidated statements of operations.

Long-Lived Assets

The Company regularly evaluates whether events or changes in circumstances have occurred that indicate that the carrying amount of long-lived assets may not be recoverable. When factors indicate that these long-lived assets should be evaluated for impairment, the Company compares the carrying amounts to future net undiscounted cash flows expected to be generated by such assets and evaluates the estimated remaining useful lives and whether events or changes in circumstances warrant a revision to the remaining periods of depreciation. Should impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value. There was no impairment of long-lived assets for the years ended December 31, 2025 and 2024, respectively.

Revenue Recognition

The Company recognizes revenue when a customer obtains control of promised goods or services in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The Company applies the following five-step model in accounting for revenue arrangements: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when (or as) the Company satisfies a performance obligation.

The Company accounts for contracts with customers when both parties have approved the contract and are committed to perform their respective obligations, each party’s rights regarding products or services to be transferred are identified, payment terms are identified, the contract has commercial substance and collection of the consideration is probable. The Company utilizes written contracts as a means to establish the terms and conditions by which products and consulting services are sold to customers.

Performance obligations are promises in a contract to transfer distinct products or services to customers and are the unit of account. A product or service is a distinct performance obligation if the customer can both benefit from the product or service either on its own or together with resources that are readily available to the customer and is separately identifiable from other items with the context of the contract. Performance obligations are satisfied by transferring control of the product or service to customers. Control of the product or service is transferred either at a point in time or over time depending on the performance obligation.

Disaggregation of Revenue

The Company generates revenues primarily from (i) diagnostic drug and medical radioisotopes sales, (ii) cyclotron system sales (including installation, acceptance and spare parts), and (iii) consulting services and system support services.

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Diagnostic drug and medical radioisotopes sales: Under diagnostic drug and medical radioisotopes sales arrangements, customers obtain the right to order and receive doses during standard business hours. The Company considers the customer purchase orders or contractual forecasts (which are governed by master sales agreements or supply agreement) as contracts with customers. Each dose, isotopes, or shipment thereof, qualifies as a distinct performance obligation. Control transfers to the customer upon delivery of the doses or isotopes, at which point revenue is recognized

Cyclotron system sales (including installation, acceptance, and spare parts): Under cyclotron system sales arrangements, the Company delivers a cyclotron system and performs installation and other specified tasks to verify functionality in accordance with agreed specifications. These activities are not separately identifiable from the delivered system and therefore are combined into a single performance obligation. The Company’s performance obligation is satisfied, and control of the system transfers to the customer, upon completion of these tasks and receipt of formal customer acceptance. Accordingly, revenue is recognized at the point in time when customer acceptance is obtained.

Additionally, the Company sells spare parts to customers at prevailing market prices; revenue from spare parts is recognized upon delivery, when control transfers to the customer.

Consulting services and system support services: Under consulting and system support arrangements, the Company agrees to provide services for a fixed price. Revenue is recognized over time as the services are performed, as the customer simultaneously receives and consumes the benefits of the Company’s performance. The Company measures progress toward satisfaction of the performance obligation using the cost-to-cost input method, whereby revenue is recognized based on the ratio of costs incurred to date relative to total estimated costs for the arrangement. The Company updates estimates of total expected costs as facts and circumstances change. Further, the changes in the measure of progress are recorded as cumulative catch-up adjustments in the period of change.

The following table presents revenue disaggregated by major product and service lines for the years ended December 31, 2025 and 2024:

	2025	2024
Diagnostic drug and medical radioisotopes sales	$4,268	$3,538
Cyclotron system sales	1,743	3
Consulting services and system support services	1	44
Total	$6,012	$3,585

The Company’s performance obligations are typically part of contracts that have an original expected duration of one year or less. As such, the Company does not disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied (or partially satisfied) as of the end of the reporting period. The Company did not record any revenue related to performance obligations satisfied (or partially satisfied) in previous periods during the years ended December 31, 2025 and 2024.

Costs Incurred to Obtain Revenue Contracts

The Company’s incremental costs of obtaining a contract primarily consist of sales commissions. Because the majority of the Company’s contracts are short-term, these commissions are generally expensed as incurred, as the period of expected benefit is less than one year. Such costs are recorded within selling, general, and administrative expenses in the consolidated statements of operations.

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Cost of Revenue

Cost of revenue consists primarily of costs associated with the manufacture and delivery of the Company’s products and related services, including materials and components, personnel-related costs, depreciation of equipment used in service delivery, hosting and cloud infrastructure costs, and other costs directly attributable to revenue-generating activities. Shipping and handling costs and tariffs are included in the cost of revenue.

Research and Development

Costs of research and development, including direct and allocated expenses, are expensed as incurred. The types of costs classified as research and development include salaries of technical staff, consultant fees, outside services, supplies and prototypes, facilities related expenses and software development costs.

Stock-Based Compensation

The Company accounts for stock-based compensation, which requires all stock-based payments awards to employees, non-employees and directors, to be recognized in the consolidated statements of operations based on their fair values on the date of grant over the requisite service period, which is generally the vesting period of the respective award. Generally, the Company issues stock option awards with only service-based vesting conditions and records the expense for these awards using the straight-line method. Forfeitures are accounted for as they occur.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model, which requires inputs based on certain subjective assumptions, including the expected stock price volatility, the expected term of the award, the risk-free interest rate, and expected dividends, as described in Note 14 Stock Option Plan.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms. For warrants that meet all the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For warrants that do not meet all the criteria for equity classification are recorded in other long-term liabilities on the consolidated balance sheets. Liability-classified warrants are required to be recorded at their fair value on the date of issuance, and at their fair value at each balance sheet date thereafter. Changes in the fair value of the warrant liabilities are recorded in other expense, net in the consolidated statements of operations. The Company values the aggregate equity value and allocates the value to the appropriate classes of equity through the use of the Black-Scholes option pricing model. The value of the warrants is derived through this equity allocation. Certain assumptions used in the model include expected volatility, dividend yield and risk-free interest rate.

Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company must assess the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more-likely-than-not that some portion or all of a deferred tax asset will not be realized.

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

The Company recognizes benefits of uncertain tax positions if it is more likely than not that such positions will be sustained upon examination based solely on their technical merit, as the largest amount of benefit that is more likely than not to be realized upon the ultimate settlement. The Company records interest and penalties related to income taxes as a component of provision for income taxes.

Net Loss per Share Attributable to Common Stockholders

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholder by the weighted-average number of shares of common stock and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, certain common stock warrants, redeemable convertible preferred stock, stock options, convertible notes, SAFE liability, and warrants to purchase redeemable convertible preferred stock on an as-converted basis are considered to be potentially dilutive securities. Basic and diluted net loss attributable to common stockholders per share is presented in conformity with the two-class method required for participating securities, as the redeemable convertible preferred stock is considered a participating security because it participates in dividends with common stock. The holders of redeemable convertible preferred stock do not have a contractual obligation to share in the Company’s losses. As such, the net loss was attributed entirely to common stockholders. Because the Company has reported a net loss for all periods presented, diluted net loss per common share is the same as basic net loss per common share for those periods.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). The amended guidance requires incremental reportable segment disclosures, primarily about significant segment expenses. The amendments also require entities with a single reportable segment to provide all disclosures required by these amendments, and all existing segment disclosures. The amendments do not change how an entity identifies its operating segments, aggregates those operating segments, or applies quantitative thresholds to determine its reportable segments. The amendments are effective for annual periods beginning after December 15, 2023 on a retrospective basis, and interim periods within fiscal years beginning after December 15, 2024. See Segment Reporting, within Note 2 for related disclosures.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for annual periods beginning after December 15, 2024 on a prospective basis with the option to apply the ASU retrospectively. See Note 16, Income Taxes, for disclosures related to the adoption of this ASU.

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) (“ASU 2024-03”). The guidance requires public companies to disclose, in the notes to the financial statements, disaggregated information about certain natural expense categories (such as employee compensation, depreciation, and purchases of inventory) included within relevant income statement captions. The amendments do not change recognition or presentation on the face of the income statement but expand the related footnote disclosures. ASU 2024-03 is effective for annual periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027, on a prospective basis with the option to apply the ASU retrospectively. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of this standard will have on its consolidated financial statements.

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

3.	Fair Value Measurement

Certain assets and liabilities are carried at fair value. Fair value is defined as the price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date.

Valuation techniques used to measure fair value require the Company to maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy distinguishes between market participant assumptions based on market data from independent sources (observable inputs) and an entity’s own assumptions based on the best information available (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to observable inputs (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the hierarchy are described below:

Level 1 –	Valuations based on quoted prices in active markets for identical assets or liabilities.

Level 2 –	Valuations based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data

Level 3 –	Valuations based on inputs that are supported by little or no market activity that are significant to determining the fair value of assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.

The Company’s financial liabilities measured at fair value on a recurring basis consist of SAFE liability, preferred stock warrant liabilities, and derivative liabilities. Cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses and other current liabilities are carried at amounts that approximate fair value due to the short-term nature of these instruments.

The following table sets forth, by level, within the fair value hierarchy, the financial liabilities carried at fair value on a recurring basis:

	Fair value measurements as of
	December 31, 2025
	Level 1	Level 2	Level 3	Total
SAFE liability	$—	$—	$4,086	$4,086
Warrant liability	—	—	171	171
Derivative liability	—	—	111	111
Total	$—	$—	$4,368	$4,368

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

	Fair value measurements as of
	December 31, 2024
	Level 1	Level 2	Level 3	Total
SAFE liability	$—	$—	$45,362	$45,362
Warrant liability	—	—	309	309
Derivative liability	—	—	44	44
Total	$—	$—	$45,715	$45,715

All recurring fair value measurements are classified within Level 3 due to the use of significant unobservable inputs. During the years ended December 31, 2025 and 2024, there were no transfers or reclassifications between fair value measurement levels of assets or liabilities.

SAFE Liability

Between September 2022 and December 2025, the Company issued simple agreements for future equity (“SAFEs”) to investors, as described further in Note 8 SAFE Liability.

The Company measures the SAFEs at fair value based on significant inputs not observable in the market, which causes it to be classified as a Level 3 measurement within the fair value hierarchy. The valuation of the future equity obligations uses assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company assesses these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained. Changes in the fair value of the SAFEs related to updated assumptions and estimates are recognized within the statements of operations.

The fair value of the SAFEs is subject to significant variability as additional information becomes available, which may affect the Company’s assumptions regarding the probability and timing of potential outcomes used in estimating the related liability. The valuation requires the use of significant judgment in interpreting available data and developing key assumptions. Accordingly, the estimated fair value may differ from the amount that could be realized in a current market transaction. Changes in assumptions or the use of alternative valuation methodologies could result in materially different fair value estimates and may materially impact the Company’s results of operations in future periods.

The fair value of the SAFEs as of December 31, 2025 and 2024 was determined using a Monte Carlo Simulation model in combination with option pricing methods. As of December 31, 2024, the valuation contemplated settlement of the SAFEs under a single expected outcome. As of December 31, 2025, the valuation incorporated multiple potential settlement outcomes, which were probability-weighted and discounted using event-specific discount rates in determining fair value.

The Company determined the fair value of the underlying SAFEs as of December 31, 2025 and 2024 based on independent third-party valuations using the following key inputs:

	2025	2024
Risk free rate	3.6%	4.3% - 4.4%
Expected Term (in years)	0.33	0.25
Volatility	43.5%	73.8%

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Preferred Stock Warrant Liability

In connection with the 2023 Term Loan, the Company issued to the term loan investor warrants to purchase 220,000 shares of the Company’s preferred stock (“Preferred Stock Warrants”), as described in Note 5 2023 Term Loan and Warrants. The Preferred Stock Warrant liability was measured at fair value at the date of issuance and is subsequently remeasured to fair value at each reporting date as long as the warrants are outstanding.

The following assumptions were used in the valuation as of December 31, 2025 and 2024:

	2025	2024
Volatility	84%	60%
Dividend Yield	—	—
Contractual life (in years)	7.2	8.2
Risk free rate	3.9%	4.5%

Derivative Liability

Derivative liabilities consist of (i) the embedded conversion feature associated with the 2024 Note (see Note 7 Convertible Note) and (ii) the make-whole provision associated with the Series F redeemable convertible preferred stock issued in October 2025 (see Note 8 SAFE Liability and Note 12 Redeemable Convertible Preferred Stock). As of December 31, 2025, the only derivative liability outstanding relates to the make-whole provision. The embedded derivative associated with the 2024 convertible notes (see Note 7 Convertible Notes) was extinguished upon conversion in October 2025.

The derivative liabilities are valued using a Monte Carlo simulation model combined with an option pricing framework and are classified as Level 3 due to the use of significant unobservable inputs. Key valuation input includes as of December 31, 2025 and 2024:

	2025	2024
Risk free rate	3.6%	4.1%
Volatility	43.5%	71.7%
Expected term (in years)	0.33	1.56

The following table presents a roll-forward of the aggregate fair values of the Company’s Level 3 financial liabilities for the years ended December 31, 2025 and 2024:

	SAFE liability	Warrant liability	Derivative liability
Balance as of December 31, 2023	$19,736	$248	$—
Issuances	16,250	—	75
Change in fair value	9,376	61	(31)
Balance as of December 31, 2024	45,362	309	44
Issuances	9,114	—	2,916
Change in fair value	328	12	(2,842)
Settlement	(50,718)	(150)	(7)
Balance as of December 31, 2025	$4,086	$171	$111

The change in fair value of SAFEs liabilities, preferred stock warrant liability, and derivative liability are included in other expense, net in the consolidated statements of operations.

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

4.	Consolidated Balance Sheets Details

Inventory, Net

Inventory included in total current assets consists solely of assemblies and raw materials. The composition of inventory, non-current as of December 31, 2025 and 2024 is as follows:

	2025	2024
Assemblies and raw materials	$2,211	$2,803
Work-in-process	1,683	1,385
Inventory, non-current, gross	$3,894	$4,188
Less: allowance for inventory obsolescence	(798)	(512)
Inventory, non-current	$3,096	$3,676

The Company maintains an allowance for inventory obsolescence to reduce the carrying value of slow-moving, obsolete, or damaged inventory to its estimated net realizable value. The allowance is based on historical write-offs, current inventory aging, and management’s assessment of future demand. No allowance for inventory obsolescence was recorded against inventory included in total current assets as of December 31, 2025 or 2024.

Activity in the allowance for inventory obsolescence, related solely to inventory, non-current was as follows:

Amount
Balance as of December 31, 2023	$173
Provision charged to costs of revenue	339
Balance as of December 31, 2024	512
Provision charged to costs of revenue	286
Balance as of December 31, 2025	$798

Prepaid Expenses and Other Current Assets

The composition of prepaid expenses and other current assets as of December 31, 2025 and 2024 is as follows:

	2025	2024
Inventory deposits	$435	$551
Prepaid software subscriptions	52	63
Interest receivable	—	93
Other prepaid expenses and other current assets	83	80
Total	$570	$787

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Property and Equipment, Net

The composition of property and equipment, net as of December 31, 2025 and 2024 is as follows:

	2025	2024
Production and laboratory equipment	$7,198	$7,657
Specialized Technical Equipment	9,393	8,403
Computer equipment	319	319
Computer software	302	302
Leasehold improvements	13,760	13,970
Construction in progress	8,452	544
Total property and equipment	39,424	31,195
Less accumulated depreciation	(12,210)	(8,976)
Property and equipment, net	$27,214	$22,219

Construction in progress represents costs incurred for leasehold improvements and a cyclotron system that were not substantially complete and ready for their intended use as of December 31, 2025 and 2024. Construction in progress includes direct costs of acquisition, installation, and other expenditures necessary to bring the assets to the condition necessary for their intended use. No depreciation is recorded on construction in progress until the related assets are substantially complete and placed into service.

Depreciation expense was $3.6 million and $2.5 million for the years ended December 31, 2025 and 2024, respectively.

Accrued Expenses and Other Current Liabilities

The composition of accrued expenses and other current liabilities as of December 31, 2025 and 2024 is as follows:

	2025	2024
Customer deposits	$600	$2,195
Accrued compensation and benefits	569	1,022
Accrued interest	390	—
Other accrued expenses and other current liabilities	431	353
Total	$1,990	$3,570

Other Non-Current Liabilities

The composition of other non-current liabilities as of December 31, 2025 and 2024 is as follows:

	2025	2024
Customer deposits	$1,000	$—
Government grant obligation	750	—
Asset retirement obligation	568	501
Other	283	1,702
Total	$2,601	$2,203

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Government grant obligation

During 2025, the Company received a government grant of $750 in connection with an economic development program. The grant is subject to specified conditions that must be satisfied through June 2030 and includes provisions requiring repayment if such conditions are not met. As of December 31, 2025, the Company has not satisfied the required conditions. Accordingly, the $750 was recorded as a government grant obligation included in other non-current liabilities in the consolidated balance sheet. The amount will be recognized in the consolidated statements of operations as the related conditions are satisfied and it becomes probable that repayment will not be required.

5.	2023 Term Loan and Warrants

In February 2023, the Company entered into a note payable agreement with a principal amount of $5.5 million and an interest rate of 17% per annum (the “2023 Term Loan”) with an existing investor of the Company who is a related party. See Note 18 for additional information regarding related party transactions. The 2023 Term Loan matures in May 2026, as amended. Interest accrues at a stated rate of 17% per annum and is payable at maturity. No principal payments have been made since issuance.

In connection with the issuance of the 2023 Term Loan, the Company issued 220,000 warrants to purchase shares of Series F redeemable convertible preferred stock at an exercise price of $1.40 per share (the “Preferred Stock Warrants”). The Preferred Stock Warrants expire in February 2033. The Preferred Stock Warrants are classified as a liability and are remeasured at fair value at each reporting date, with changes in fair value recognized in other expense, net in the consolidated statements of operations (see Note 3 Fair Value Measurement).

During the year ended December 31, 2025, the investor exercised 110,000 of the Preferred Stock Warrants. As of December 31, 2025 and 2024, 110,000 and 220,000 Preferred Stock Warrants were outstanding, respectively.

In July 2024, the Company amended the 2023 Term Loan to extend the maturity date from August 2024 to February 2025. In connection with the amendment, the Company issued 250,000 common stock warrants to the creditor.

In 2025, the Company entered into additional amendments to extend the maturity date to May 2026. In connection with these amendments, the Company issued an aggregate of 1,000,000 additional common stock warrants to the creditor. Additionally, a portion of the accrued interest of $352 was converted to a SAFE issued to the note holder, with an aggregate principal amount of $352. Refer to Note 9 for further information on the Company’s SAFEs.

The common stock warrants are equity classified. The fair value of the warrants issued in connection with the amendments was recorded as a debt discount and is amortized to interest expense over the remaining term of the 2023 Term Loan. The fair value of warrants issued in 2024 and 2025 was $76 and $242, respectively, refer to Note 15 Common Stock Warrants for additional information.

The outstanding principal balance of the 2023 Term Loan was $5.5 million at December 31, 2025 and 2024. Accrued interest payable was $164 and $0 at December 31, 2025 and 2024, respectively. The unamortized debt discount related to issued common stock warrants was $187 and $43 at December 31, 2025 and 2024, respectively. Total interest expense related to the 2023 Term Loan, including amortization of debt discount, was $1.5 million and $1.3 million for the years ended December 31, 2025 and 2024, respectively.

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

6.	Promissory Note

In April, 2025, the Company issued an unsecured promissory note to a board member in the principal amount of $440. The note bears interest at 11% per annum and matures on April 9, 2026. Interest is payable at maturity, and all unpaid principal and accrued interest are due on the maturity date. As of December 31, 2025, the outstanding principal balance of the note was $440 and was classified as short-term debt on the consolidated balance sheet. Accrued interest totaled $40 as of December 31, 2025 and was included in accrued expenses and other current liabilities on the consolidated balance sheets.

7.	Convertible Notes

2023 Notes

Between June and October 2023, the Company issued unsecured convertible promissory notes with an aggregate principal amount of $10.0 million (the “2023 Notes”). The 2023 Notes accrue interest at a compound rate of 7% per annum and mature on the earlier of (i) conversion into equity interests of the Company in accordance with the contractual terms or (ii) June 1, 2026. Under the terms of the 2023 Notes, the Company may elect to (i) redeem the 2023 Notes at any time, (ii) convert the 2023 Notes in accordance with the agreement prior to maturity, or (iii) repay all outstanding principal and accrued but unpaid interest at maturity if conversion has not occurred.

The 2023 Notes were accounted for as debt. No amounts were separated or accounted for as derivatives. At December 31, 2024, the aggregate outstanding principal balance of the 2023 Notes was $10.0 million. There were no outstanding 2023 Notes at December 31, 2025 as a result of the conversion described below. For the years ended December 31, 2025 and 2024, total interest expense related to the 2023 Notes was $682 and $700, respectively.

2024 Note

In July 2024, the Company issued an unsecured convertible promissory note with an aggregate principal amount of $10.0 million (the “2024 Note”). The 2024 Note accrues interest at a compound rate of 8% per annum and matures on the earlier of (i) conversion into shares of the Company’s capital stock or (ii) July 22, 2026.

The Company determined that the embedded conversion discount feature of the 2024 Note requires separate accounting as a derivative liability. Accordingly, the embedded derivative was bifurcated from the host debt instrument and separately accounted for at fair value. At issuance, the derivative liability was recorded at its estimated fair value of $75, with a corresponding debt discount recorded against the carrying amount of the 2024 Note. The debt discount was amortized to interest expense over the contractual term of the note. The derivative liability was remeasured at fair value at each reporting date, with changes in fair value recognized in other expense, net in the consolidated statements of operations. The fair value of the derivative liability was $44 at December 31, 2024. For the years ended December 31, 2025 and 2024, the Company recognized a loss from change in fair value of the derivative liability of $37 and $31, respectively.

At December 31, 2024, the aggregate outstanding principal balance of the 2024 Note was $10.0 million. There were no outstanding 2024 Note at December 31, 2025 as a result of the conversion described below. For the years ended December 31, 2025 and 2024, total interest expense related to the 2024 Note was $949 and $508, respectively, consisting of contractual interest of $679 and $357 and amortization of debt discount of $270 and $151, respectively.

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Conversion of Notes and Agreement to Convert

On October 31, 2025, the Company and the holders of the outstanding 2024 and 2023 Notes entered into an Agreement to Convert (the “Conversion Agreement”). The Conversion Agreement amended and superseded certain provisions of the notes and provided for the mandatory conversion of all outstanding principal and accrued but unpaid interest into shares of the Company’s Series F redeemable convertible preferred stock at a negotiated conversion price of $1.40 per share.

Immediately prior to conversion, the Company remeasured the derivative liability associated with the 2024 Note to fair value. Upon conversion, aggregate outstanding principal and accrued interest of $22.7 million was converted into 16,221,980 shares of Series F redeemable convertible preferred stock. The transaction was settled entirely in shares, and no cash consideration was paid.

Upon conversion, the Company derecognized the carrying amount of the 2024 and 2023 Notes, including any unamortized debt discount and the related derivative liability. As a result of the conversion, there were no outstanding balances related to the 2024 or 2023 Notes as of December 31, 2025.

The Company accounted for the transaction as a debt extinguishment and recognized a loss of $10.1 million during the year ended December 31, 2025. The loss represents the excess of the aggregate fair value of the Series F redeemable convertible preferred stock issued and the make-whole derivative liability recognized over the net carrying amount of the notes and related balances derecognized. The loss is included in other expense, net in the consolidated statements of operations.

Make-Whole Provision

The Conversion Agreement includes a one-time make-whole provision that may require the Company to issue additional shares of Series F redeemable convertible preferred stock if the price per share in the Company’s next equity financing is below a stated threshold. The Company determined that the make-whole provision represents a derivative liability. The derivative liability was initially recorded at its estimated fair value on October 31, 2025 of $1.0 million and is remeasured at fair value at each reporting date, with changes in fair value recognized in other expense, net in the consolidated statements of operations. As of December 31, 2025, the derivative liability related to the make-whole provision was $40. The Company recognized a change in fair value of $1.0 million during the year ended December 31, 2025.

8.	SAFE Liability

From 2022 through December 2025, the Company issued SAFEs to multiple investors for an aggregate principal amount of $43.3 million. During the years ended December 31, 2025 and 2024, the Company issued SAFEs with an aggregate principal amount of $9.1 million and $16.3 million, respectively. The SAFEs were issued on substantially similar terms. The SAFE holders are entitled to receive shares of the Company’s redeemable convertible preferred stock upon the occurrence of a qualifying equity financing event. In the event of a liquidity or dissolution event, the SAFEs provide for settlement in accordance with their contractual terms. The SAFEs grant holders the right to receive shares of the Company’s redeemable convertible preferred stock upon the occurrence of a qualifying equity financing event at a 15% discount to the price per share paid by other investors in such financing.

The Company determined that the SAFEs are freestanding financial instruments and are classified as liabilities, as the SAFEs represent an obligation to issue a variable number of shares for a fixed monetary amount. The SAFEs are initially recorded at fair value upon issuance and subsequently remeasured to fair value at each reporting date, with changes in fair value recognized in the consolidated statements of operations. Issuance costs related to the SAFEs are expensed as incurred.

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

The SAFE liability balance was $4.1 million and $45.4 million at December 31, 2025 and 2024, respectively. For the years ended December 31, 2025 and 2024, the Company recognized a change in fair value of the SAFE liability of $328 and $9.4 million, respectively.

SAFEs Issued with Common Stock Warrants

Of the $9.1 million SAFEs issued during 2025, $3.4 million related to certain SAFEs issued in November and December 2025 that included common stock warrant coverage. A portion of these SAFEs with warrant coverage was issued to related parties. See Note 18 for additional information regarding related party transactions.

The Company evaluated the common stock warrants and concluded that they meet the criteria for equity classification. The SAFE liability and the equity-classified warrants were recorded at their respective fair values on the issuance date. The warrants were classified as equity and are not subsequently remeasured. The fair value allocated to the SAFE liability was $3.4 million, and the fair value allocated to the common stock warrants was $3.1 million. Any excess of the aggregate fair value of the instruments issued over the proceeds received was recognized as an upfront loss of $3.1 million during the year ended December 31, 2025.

Election to Convert SAFEs

On October 31, 2025, holders of SAFEs with an aggregate carrying value of $50.7 million elected to settle their SAFEs into shares of the Company’s Series F redeemable convertible preferred stock at a conversion price of $1.40 per share.

Immediately prior to conversion, the Company remeasured the SAFE liability to fair value. The remeasurement did not result in a material change in the carrying amount of the SAFE liability. Upon conversion, the Company derecognized the SAFE liability and recorded the Series F redeemable convertible preferred stock issued at its estimated fair value on the conversion date. In connection with the conversion, the Company also recognized a freestanding make-whole derivative liability at its estimated fair value.

The Company accounted for the transaction as an extinguishment of the SAFE liability and recognized a loss of $5.9 million during the year ended December 31, 2025. The loss represents the excess of the aggregate fair value of the Series F redeemable convertible preferred stock issued and the make-whole derivative liability recognized over the carrying amount of the SAFE liability at the conversion date. The loss is included in other expense, net in the consolidated statements of operations.

Make-Whole Provision

In connection with the October 31, 2025 SAFE conversion, the Company granted a one-time make-whole right to the converted investors. Under this provision, if the lowest price per share of the Company’s redeemable convertible preferred stock issued in the next equity financing is below a specified threshold, the Company is required to issue to those investors additional shares of the series of redeemable convertible preferred stock issued in such financing. The Company determined that the make-whole provision represents a freestanding derivative liability. The derivative liability was initially recorded at its estimated fair value of $1.9 million on October 31, 2025 and is subsequently remeasured at fair value at each reporting date, with changes in fair value recognized in the consolidated statements of operations. The fair value of the derivative liability related to the make-whole provision was $71 as of December 31, 2025. The Company recognized a change in fair value of $1.8 million for the year ended December 31, 2025.

Contingent Equity Arrangements Associated with a SAFE

In connection with a SAFE issued in 2023, the Company entered into a side letter that provides the investor with the right to receive a warrant to acquire equity of the Company upon the occurrence of certain future events, including, but not limited to, the completion of specified corporate transactions, changes in the Company’s capital structure, or other defined triggering events.

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Subsequent to the initial arrangement, in 2024, the Company entered into agreements that formalized the prior arrangement. These agreements define alternative settlement outcomes that remain contingent on future events, pursuant to which the investor is entitled to receive either (i) a warrant to acquire the Company’s redeemable convertible preferred stock or (ii) a warrant tied to the equity of a portion of the Company’s business. The investor must elect one alternative, and the unselected alternative is extinguished.

The Company evaluated the arrangement as a whole and determined that the investor does not currently hold a warrant or other freestanding financial instrument. Prior to the occurrence of the relevant triggering events, (i) the investor does not have the present ability to exercise any instrument, (ii) the specific instrument to be issued is not yet determinable, and (iii) settlement remains subject to substantive contingencies, including the investor’s election and the completion of certain transactions.

Accordingly, the Company concluded that the arrangement does not impose a present obligation to issue shares or transfer assets under ASC 480. As such, no amounts have been recognized in the consolidated financial statements related to this arrangement as of December 31, 2025. The accounting for the arrangement will be evaluated when the relevant contingencies are resolved and the final terms and form of the instrument, if any, are determined.

9.	Operating Leases

The Company leases various facilities under operating leases. Leased facilities include manufacturing facilities, radiopharmaceutical production facilities, and office space. The Company combines lease and non-lease components, therefore there is no allocation of lease payments to non-lease components. The Company does not have any short-term leases as of December 31, 2025.

The components of total lease costs for operating leases during the years ended December 31, 2025 and 2024 were as follows:

	2025	2024
Operating lease cost	$564	$679
Variable lease cost	106	102

The supplemental cash flow information related to operating leases during the years ended December 31, 2025 and 2024 were as follows:

	2025	2024
Cash payment for operating lease	$558	$553
Operating lease liabilities arising from obtaining new operating lease ROU assets during the period	817	108

The weighted-average remaining lease terms and discount rates for operating leases during the years ended December 31, 2025 and 2024 were as follows:

	2025	2024
Weighted-average remaining lease term (years)	3.7	3.9
Weighted-average discount rate	6.8%	6.4%

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Future minimum lease payments under non-cancellable leases as of December 31, 2025, were as follow:

Amount
2026	$523
2027	413
2028	306
2029	235
2030	142
Thereafter	—
Total undiscounted lease payments	1,619
Less: Imputed interest	(186)
Operating lease liabilities	$1,433

10.	Asset Retirement Obligation

The Company recognizes ARO liabilities primarily related to restoration and removal costs at multiple operational sites per lease agreements or nuclear regulatory requirements. These obligations are expected to be settled over various future periods, consistent with the lease terms or the useful lives of the underlying assets, and are based on estimates of future costs discounted to present value using a risk-free rate. The AROs are classified in other non-current liabilities on the consolidated balance sheets. Upon initial recognition of the ARO liability, the Company also capitalized asset retirement costs as part of the carrying amount of the related long-lived assets. These capitalized costs are being depreciated over the estimated useful life of the associated assets on a straight-line basis.

The following table summarizes the changes in the Company’s ARO liability during the year ended December 31, 2025:

Amount
ARO liability at December 31, 2023	$237
Addition	264
Settlements	—
ARO liability at December 31, 2024	$501
Addition	67
Settlements	—
ARO liability at December 31, 2025	$568

11.	Commitments and Contingencies

Litigation and Claims

From time to time, the Company may be involved in legal proceedings in the normal course of business. The Company assesses the need to record a liability for litigation and contingencies. Reserve estimates are recorded when and if it is determined that a loss-related matter is both probable and reasonably estimable.

Litigation Settlement and Revenue Impact

The Company was party to litigation associated with a prior commercial arrangement. In January 2026, subsequent to December 31, 2025, the Company resolved the matter by entering into a supply agreement with the customer. Under the terms of the agreement, the customer may purchase specified radioisotopes at a per-unit contractual discount until aggregate discounts total $2.8 million (the “Settlement Credit”). The credit is nonrefundable and does not require the customer to make minimum purchase commitments.

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

The Company concluded that the Settlement Credit represents consideration payable to a customer within the scope of ASC 606, Revenue from Contracts with Customers. Accordingly, the Settlement Credit will be recognized as a reduction of transaction price and recorded as a reduction of revenue as the customer exercises its right to purchase product at the discounted price. Revenue will continue to be recognized upon transfer of control of the product to the customer.

Purchase Commitments

As of December 31, 2025, the Company did not have any significant noncancelable purchase commitments.

12.	Redeemable Convertible Preferred Stock

Redeemable convertible preferred stock as of December 31, 2025 is comprised of the following:

Series	Original issue price	Shares authorized	Issued and outstanding	Carrying value	Liquidation preference
	(Per share)
A	$0.05	12,285,713	12,285,713	$645	$645
B	0.21	7,500,000	7,500,000	1,575	1,575
C	0.85	5,000,000	5,000,000	4,250	4,250
D	1.00	4,100,799	4,100,799	4,101	4,101
E	1.12	22,671,428	22,671,428	25,392	25,392
F	1.40	105,481,484	93,624,871	155,236	131,075
		157,039,424	145,182,811	$191,199	$167,038

Redeemable convertible preferred stock as of December 31, 2024 is comprised of the following:

Series	Original issue price	Shares authorized	Issued and outstanding	Carrying value	Liquidation preference
	(Per share)
A	$0.05	12,285,713	12,285,713	$645	$645
B	0.21	7,500,000	7,500,000	1,575	1,575
C	0.85	5,000,000	5,000,000	4,250	4,250
D	1.00	4,100,799	4,100,799	4,101	4,101
E	1.12	22,671,428	22,671,428	25,392	25,392
F	1.40	87,142,870	49,050,528	68,671	68,671
		138,700,810	100,608,468	$104,634	$104,634

As of December 31, 2025, the holders of each series of redeemable convertible preferred stock (collectively, the “Preferred Stock”) have the following rights and preferences:

i.	Conversion

Each share of redeemable convertible preferred stock is convertible at the right and option of the stockholder into such number of fully paid and nonassessable shares of common stock as is determined by dividing the original issue price for the relevant series of redeemable convertible preferred stock by the conversion price of $0.0525 for Series A redeemable convertible preferred stock, $0.21 for Series B redeemable convertible preferred stock, $0.85 for Series C redeemable convertible preferred stock, $1.00 for Series D redeemable convertible preferred stock, $1.12 for Series E redeemable convertible preferred stock and $1.40 for Series F redeemable convertible preferred stock, as adjusted per the terms of the Company’s Certificate of Incorporation.

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Each share of redeemable convertible preferred stock automatically converts into fully paid shares of common stock at the conversion price immediately prior to the closing of a firmly underwritten public offering in which the gross cash proceeds to the Company (before underwriting discounts, commissions, and fees) are at least $50.0 million at a price per share of common stock of at least $5.20 as adjusted for any stock dividends, combinations, splits, and recapitalizations with respect to the common stock after December 14, 2018, the filing date of the Tenth Amended and Restated Certificate of Incorporation.

Each share of Series A preferred, Series B preferred, Series C preferred, Series D preferred and Series E preferred automatically converts into shares of common stock at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of Series A preferred, Series B preferred, Series C preferred, Series D preferred and Series E preferred voting together as a single class. In addition, each share of Series F preferred shall automatically be converted into shares of common stock, at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of Series F preferred.

ii.	Liquidation

Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, each stockholder of Series F redeemable convertible preferred stock is entitled to receive, prior and in preference to any distribution of any assets or surplus funds to the holders of Series A, B, C, D and E redeemable convertible preferred stock and common stock, an amount per share up to the original issue price of $1.40, in addition to all declared but unpaid dividends. If the full amount is not available for distribution, amounts shall be paid out in proportion to the aggregate preferential amounts owed. After the distributions described above have been paid in full, the remaining assets of the Company shall be distributed to Series A, B, C, D and E redeemable convertible preferred stock an amount per share up to the original issue price of $0.0525, $0.21, $0.85, $1.00 and $1.12, respectively, in addition to all declared but unpaid dividends. If the full amount is not available for distribution, amounts shall be paid out in proportion to the aggregate preferential amounts owed. After the distributions described above have been paid in full, the remaining assets of the Company shall be distributed ratably among the holders of Series A, B, C, D, E and F redeemable convertible preferred stock and common stock with the shares of Series A, B, C, D, E and F redeemable convertible preferred stock being treated as if they had been converted to shares of common stock at the then applicable conversion rate.

iii.	Voting Rights

Each share of redeemable convertible preferred stock has the right to one vote for each share of common stock into which such redeemable convertible preferred stock could be converted, and with respect to such vote, each holder will have full voting rights and powers equal to holders of common stock.

iv.	Dividends

Each stockholder of Series A, B, C, D, E and F stock is entitled to receive cash dividends of $0.0042, $0.0168, $0.068, $0.08, $0.0896, and $0.112, respectively, per share per annum when and if declared by the board of directors, prior to payment of dividends on common stock. Dividends are noncumulative and shall be paid in cash or capital stock. No dividends have been declared to date.

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

v.	Redemption

The redeemable convertible preferred stock contains provisions which provide for redemption of the shares upon a voluntary or involuntary liquidation, dissolution, winding up, or Deemed Liquidation Event such as a merger, sale, lease transfer or other disposition of all or substantially all the assets of the Company. These provisions are considered contingent redemption provisions that are not solely within the control of the Company and are deemed to be not probable. Accordingly, the convertible redeemable preferred stock is presented outside of permanent equity in mezzanine equity of the consolidated balance sheets.

13.	Stockholders’ Deficit

Common Stock

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior right of holders of all series of stock outstanding. During the year ended December 31, 2025, the Company increased the total number of common shares authorized from 201,142,870 shares to 219,481,484 shares. Through December 31, 2025, no dividends have been declared or paid.

The Company is required to reserve and keep available out of its authorized but unissued shares of common stock such a number of shares sufficient to affect the conversion of all outstanding shares of redeemable convertible preferred stocks, preferred stock and common stock warrants, and options granted and available for grant under the Company’s stock option plan.

As of December 31, 2025 and 2024, the Company had reserved common stock for future issuance as follows:

	2025	2024
Conversion of Series A redeemable convertible preferred stock	12,285,713	12,285,713
Conversion of Series B redeemable convertible preferred stock	7,500,000	7,500,000
Conversion of Series C redeemable convertible preferred stock	5,000,000	5,000,000
Conversion of Series D redeemable convertible preferred stock	4,100,799	4,100,799
Conversion of Series E redeemable convertible preferred stock	22,671,428	22,671,428
Conversion of Series F redeemable convertible preferred stock	93,624,871	49,050,528
Conversion of preferred stock warrants	110,000	220,000
Conversion of common stock warrants	10,176,273	7,527,404
Outstanding options under the 2010 Plan	1,092,810	1,341,186
Outstanding options under the 2016 Plan	13,069,838	11,432,402
Options reserved for future issuance under the 2010 Plan	—	278,574
Options reserved for future issuance under the 2016 Plan	559,611	2,294,548
Total	170,191,343	123,702,582

14.	Stock Option Plan

In 2010, the Company adopted the 2010 Equity Compensation Plan (the “2010 Plan”). There have been no issuances under the 2010 Plan since the adoption of the 2016 Equity Incentive Plan (the “2016 Plan”). The 2010 Plan expired in 2025, and all options available for issuance under the 2010 Plan upon expiration were moved to the 2016 Plan. Accordingly, no shares are available for future issuance under the 2010 Plan as of December 31, 2025.

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

In 2016, the Company’s Board of Directors adopted the 2016 Plan under which incentive stock options (“ISOs”), nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, and restricted stock units (“RSUs”) to employees, directors, and consultants. Under the 2016 Plan, ISOs can only be granted to employees and NSOs can be granted to employees, directors, and key advisors. The Board of Directors determines the terms and conditions of the awards, including the number of awards to be granted and vesting criteria at the time of grant. The term of each option shall be stated in the option agreement; however, the term shall be no more than ten years from the date of the grant thereof. Stock options must be granted with an exercise price no less than the stock’s fair market value at the date of grant.

Activity under the 2016 Plan and 2010 Plan consists of the following:

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Balance as of December 31, 2023	10,589,851	$0.22	6.50	$954
Options granted	2,935,275	0.31
Options exercised	(266,799)	0.18		36
Options cancelled	(484,739)	0.25
Balance as of December 31, 2024	12,773,588	0.24	6.31	3,186
Options granted	4,039,029	0.49
Options exercised	(624,451)	0.21		176
Options cancelled	(2,025,518)	0.26
Balance as of December 31, 2025	14,162,648	0.31	6.41	2,541
Vested and expected to vest at December 31, 2025	14,162,648	0.31	6.41	2,541
Exercisable at December 31, 2025	9,370,813	$0.25	5.11	$2,290

The total fair value of options vested was $458 and $432 during the year ended December 31, 2025 and 2024, respectively. The options granted during the year ended December 31, 2025 and 2024 had a weighted-average grant-date fair value per share of $0.30 and $0.19, respectively.

The fair value of stock options granted was estimated using the following weighted-average assumptions:

	2025	2024
Expected term (in years)	5.9	5.7
Expected volatility	65.0%	64.7%
Risk-free rate	4.1%	4.0%
Dividend yield	—	—

The Black-Scholes option-pricing model requires the use of highly subjective assumptions which determine the fair value of stock-based awards. These assumptions include:

Expected Term — The expected term represents the period that stock-based awards are expected to be outstanding. The expected term for option grants is determined using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the stock-based awards.

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Expected Volatility — Since the Company is privately held and does not have any trading history for its common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the stock option grants. The comparable companies were chosen based on their similar size, stage in the life cycle or area of specialty.

Risk-Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.

Expected Dividend — The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, the Company used an expected dividend yield of zero.

The Company’s total stock-based compensation was as follows:

	2025	2024
Cost of revenue	$13	$14
Research and development	57	59
Selling, general and administrative	483	440
Total stock-based compensation	$553	$513

As of December 31, 2025 the unrecognized stock-based compensation related to outstanding unvested options was $1.2 million and is expected to be recognized over a weighted average period of 2.7 years.

15.	Common Stock Warrants

The Company has issued common stock warrants in connection with debt arrangements and financing transactions. All common stock warrants are classified as equity and are recorded at their estimated grant-date fair value using the Black-Scholes option pricing model. Once recorded in stockholders’ deficit, common stock warrants are not subsequently remeasured.

The following table summarizes common stock warrant activity for the years ended December 31, 2025 and 2024:

	Number of warrants	Weighted Average Exercise Price
Outstanding at December 31, 2023	7,277,404	$1.49
Issued	250,000	0.01
Exercised	—	—
Canceled	—	—
Outstanding at December 31, 2024	7,527,404	$1.45
Issued	3,398,869	0.01
Exercised	(750,000)	0.01
Canceled	—	—
Outstanding at December 31, 2025	10,176,273	$1.08

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

In connection with amendments to the 2023 Term Loan (see Note 5 2023 Term Loan and Warrants), the Company issued 250,000 common stock warrants in July 2024 and an aggregate of 1,000,000 common stock warrants in 2025, each with an exercise price of $0.01 per share and a contractual term of ten years. During the year ended December 31, 2025, 750,000 of these term loan-related warrants were exercised. The Company received aggregate cash proceeds of $8 upon exercise. At December 31, 2025 there were 500,000 common stock warrants outstanding.

As described in Note 8 SAFE Liability, in November and December 2025 the Company issued an aggregate of 2,398,869 common stock warrants in connection with certain SAFE issuances. These warrants have an exercise price of $0.01 per share and a contractual term of ten years. All such warrants were outstanding at December 31, 2025.

The remaining outstanding common stock warrants were issued in connection with prior financing transactions in 2018 and 2020 and have exercise prices ranging from $1.12 to $2.10 per share and expiration dates between 2028 and 2030. All such warrants were outstanding at December 31, 2025 and 2024.

The fair value of common stock warrants issued was estimated using the following assumptions:

	2025	2024
Expected term (in years)	10	10
Expected volatility	79.6% - 79.9%	56.9%
Risk-free rate	4.1% - 4.2%	4.2%
Dividend yield	—	—

16.	Income Taxes

The components of the provision for income taxes of the years ended December 31, 2025 and 2024 are as follows:

	2025	2024
Current tax expense:
Federal	$—	$—
State	6	2
Total current	6	2
Deferred tax benefit:
Federal	—	—
State	—	—
Total deferred	—	—
Total provision for income taxes	$6	$2

The provision from income taxes differs from the amount which would result by applying the federal statutory income tax rate to pre-tax loss for the years ended December 31, 2025 and 2024. The reconciliation of the federal statutory rate to the Company’s effective tax rate is as follows:

	2025	2024
Statutory rate	21.0%	21.0%
State, net of federal benefit	1.4%	0.3%
Research and development credit	0.4%	0.4%
Stock-based compensation	(0.2%)	(0.3%)
Change in fair value of SAFE/warrant/derivative liabilities	1.3%	(6.6%)
Loss on financing instrument	(10.1%)	0.0%
Other	(0.9%)	(0.8%)
Change in valuation allowance	(12.9%)	(14.0%)
Effective tax rate	0.00%	0.00%

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes as well as operating loss and tax credit carryforwards, net of any adjustments of unrecognized tax benefits.

The components of the net deferred tax assets as of December 31, 2025 and 2024 are as follows:

	2025	2024
Deferred tax assets:
Net operating losses	$33,486	$27,733
Other accruals	612	946
Operating lease liabilities	344	267
Stock based compensation	93	71
Credit carryforwards	1,375	1,225
174 R&D capitalized costs	1,065	1,464
Fixed assets	750	816
Total gross deferred income tax assets	37,725	32,522
Deferred income tax liabilities:
ROU assets	(344)	(268)
Total gross deferred income tax liabilities	(344)	(268)
Valuation allowance	(37,381)	(32,254)
Net deferred tax assets	$—	$—

As of December 31, 2025 and 2024, the Company has U.S. federal and state net operating loss (“NOL”) carryforwards of approximately $140.1 million and $77.6 million, and $116.1 million and $63.4 million, respectively, which begin to expire in 2030 for federal and 2024 for state purposes. For tax reporting purposes, operating loss carryforwards are available to offset future taxable income; such carryforwards expire in varying amounts beginning in 2030 and 2024 for federal and state purposes, respectively, with 2018 to 2025 federal NOLs having no expiration date. Under current federal and various state laws, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitation in the amount of net operating losses that may be utilized in any one year including, but not limited to, a cumulative ownership change of more than 50% over a three-year period.

Generally, utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by Section 382 of the Internal Revenue Code of 1986 (the “Code”), which discussed limitations on NOL carryforwards and certain built-in losses following changes, and Section 383 of the Code, which discusses, special limitation on certain excess credits, etc., and similar state provisions. Accordingly, utilization of some of the net operating loss credit carryforwards may be limited, potentially significantly, as a result of such an “ownership change.” The Company has not yet performed a comprehensive study to determine whether any ownership changes have occurred. If the net operating loss carryforwards and tax credit carryforwards become available for utilization, the Company will perform a comprehensive study under Sections 382 and 383 of the Code to determine whether any limitations exist on the utilization of such net operating losses and tax credits.

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

The Company also has federal and state research credit carryforwards of $1.9 million and $151, respectively, as of December 31, 2025 and $1.6 million and $151, respectively, as of December 31, 2024. The federal tax credit carryforwards will begin to expire in 2030 if not utilized. The California state R&D carryforwards have no expiration.

The Company does not believe that these assets are realizable on a more-likely-than-not basis; therefore, the net deferred tax assets have been fully offset by a valuation allowance. The net increase in the total valuation allowance of approximately $5.2 million and $4.2 million for the year ending December 31, 2025 and 2024, respectively, was primarily from the net operating losses generated. No liability related to uncertain tax position is reported in the financial statements.

The following table summarizes the activity related to the Company’s gross unrecognized tax benefits:

Amount
Balance as of December 31, 2023	$460
Increases related to current tax positions	75
Changes related to prior tax positions	—
Balance as of December 31, 2024	535
Increases related to current tax positions	64
Changes related to prior tax positions	—
Balance as of December 31, 2025	$599

Recognition of approximately $599 and $535 of unrecognized tax benefit would impact the effective rate at December 31, 2025 and 2024, respectively, if recognized. Increases in 2025 relate to increased research and development activity.

17.	Net Loss Attributable to Common Stockholders

Basic net loss per share attributable to the Company’s common stockholders is computed by dividing the net loss attributable to the Company’s common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is the same as basic net loss per share for all years presented because the effects of potentially dilutive items were anti-dilutive given the Company’s net loss position in each period presented.

The following table presents the calculation of basic and diluted net loss per share:

	2025	2024
Net loss attributable to common stockholders	$(39,671)	$(30,064)
Weighted-average shares outstanding, basic and diluted	25,623,837	24,785,935
Net loss per share, basic and diluted	$(1.55)	$(1.21)

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

The following outstanding potential shares of common stock were excluded from the calculation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented:

	2025	2024
Redeemable convertible preferred stock	145,182,811	100,608,468
Outstanding stock options	14,162,648	12,773,588
Preferred stock warrants	110,000	220,000
Common stock warrants	7,277,404	7,277,404
Convertible notes	—	7,399,609
SAFE liability	2,769,366	24,473,244
Total	169,502,229	152,752,313

18.	Related Party Transaction

Operating Lease

The Company leases a building for R&D and production use from one of the Company’s investors. The terms of the lease were negotiated on an arm’s-length basis. The lease commenced in February 2021 and expires in January 2031. The lease requires monthly base rent of $6 and is accounted for as an operating lease. Operating lease cost related to this lease was $73 for the years ended December 31, 2025 and 2024. As of December 31, 2025 and 2024, the Company’s operating lease right-of-use assets are $330 and $386, respectively, and total operating lease liabilities of $324 and $380, respectively. Of the total lease liabilities, $56 and $59 were classified as current liabilities as of December 31, 2025 and 2024, respectively, with the remaining $268 and $321 classified as long-term liabilities.

2023 Term Loan

The Company has an outstanding term loan balance with an existing investor who is a related party. For additional information regarding the 2023 Term Loan and related accounting, see Note 5.

In connection with the Company’s November and December 2025 SAFE financing (see Note 8), $352 of accrued interest under the 2023 Term Loan was converted into a SAFE with warrant coverage issued on the same terms as the other investors in that financing.

Related Party Advances

During the years ended December 31, 2024 and 2025, the Company received short-term advances from related parties to support the Company’s liquidity needs. These advances were unsecured, non-interest bearing, and payable on demand.

During the year ended December 31, 2024, advances from an executive officer and a member of the Company’s Board of Directors totaled $1.7 million. All such advances were repaid during 2024, and no amounts were outstanding as of December 31, 2024.

During the year ended December 31, 2025, advances from an executive officer, a member of the Company’s Board of Directors, and an existing investor who is a related party totaled $2.3 million. Of these advances, approximately $469 was converted into SAFEs with warrant coverage issued in December 2025 in connection with the Company’s November and December 2025 SAFE financing (see Note 8). The SAFEs issued upon conversion were on substantially the same terms as those issued to other investors in that financing. The remaining advances were repaid in cash during 2025. No related party advances were outstanding as of December 31, 2025.

Ionetix Corporation

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

Promissory Note

In April 2025, the Company issued a promissory note to a member of the Company’s Board of Directors. See Note 6 Promissory Note for additional information regarding the terms of the promissory note.

SAFE Issuance

In November 2025, a member of the Company’s Board of Directors purchased a SAFE in the principal amount of $150. The SAFE was issued on substantially the same terms as other SAFEs issued in November 2025 and did not include warrant coverage. See Note 8 SAFE Liability for additional information regarding the terms of the SAFEs.

19.	Subsequent Events

The Company has evaluated subsequent events through March 24, 2026, the date the consolidated financial statements were issued.

SAFE Issuances with Warrants

Subsequent to December 31, 2025, the Company issued SAFEs in an aggregate principal amount of $2.4 million. In connection with these issuances, the Company granted warrants to purchase 1,748,829 shares of common stock with an aggregate fair value of approximately $1.9 million. Included in these amounts were $328 of SAFEs issued to members of the Company’s Board of Directors, along with warrants to purchase 234,249 shares of common stock. The SAFEs and warrants were issued on terms substantially consistent with those issued with warrant coverage in November and December 2025, as described in Note 8.

Related Party Advance

In January 2026, the Company received a short-term advance of approximately $330 from a member of the Company’s Board of Directors to support the Company’s liquidity needs. The advance is unsecured, non-interest-bearing, and payable on demand. In March 2026, the short-term advance was converted into a note bearing interest at the rate of 11% per annum and maturing in March 2027.

In March, 2026, the Company also entered into an additional $200 note with the same board member, which bears interest at a rate of 11% per annum and matures in March 2027.

As of the issuance date of the consolidated financial statements, the aggregate outstanding balance under these notes was $530.